Exhibit 10.1

Zoomcar Holdings, Inc.

Business Address: Anjaneya Techno Park, No.147, 1st Floor, HAL Old Airport Road,

ISRO Colony, Kodihalli, Bangalore KA 560008 IN | Website: www.zoomcar.com

Date: 6 June 2025

To,

<<name of investor>>

Re: Settlement of Liquidated Damages Relating to S-1 Non-Compliance

Dear Investor,

This letter agreement (“Agreement”) sets forth the mutual understanding and agreement between Zoomcar Holdings, Inc., a Delaware corporation (the “Zoomcar” or “Company”), and <<name of investor>> (the “Investor”), regarding the settlement of certain liquidated damages arising from the Company’s non-compliance with its obligations under Section 2.4 of the Registration Rights Agreement dated 31 January 2025 executed between the Company and the Investor (“RRA”).

The parties acknowledge that, as of the date hereof, certain liquidated damages have accrued or may be deemed to have accrued under the terms of the RRA, due to the Company’s failure to comply with certain S-1 registration requirements and related obligations.

Following good faith negotiations, the parties have agreed to settle these liquidated damages as follows:

Settlement Terms:

1. Issuance of Pre-Funded Warrants: In full and final satisfaction of all claims arising under Section 2.4 of the Registration Rights Agreement (the “RRA”), the Company shall issue to the Investor pre-funded warrants with an aggregate value of USD <<>> (the “Settlement Warrants”), each exercisable at a price of $0.0001 per share. The Settlement Warrants shall be issued at a price equal to the volume-weighted average price (VWAP) of the Company’s common stock over the five (5) trading days immediately preceding June 6, 2025, the date of this letter.

2. Timing of Issuance: The Settlement Warrants shall be issued to the Investor within five (5) business days of the execution of this Agreement.

3. Scope of Liquidated Damages: The parties acknowledge and agree that the liquidated damages addressed in this Agreement have been calculated based on the period beginning from the date such damages commenced as per Section 2.4 of the RRA and continuing through the date on which the Investor first becomes eligible to freely resell the underlying securities under Rule 144 of the Securities Act of 1933, as amended. This calculation reflects the Company’s inability to cause the registration statement on Form S-1 to be declared effective within the required timeframe. The parties further agree that no additional liquidated damages shall be due or payable for any period following the Investor’s Rule 144 eligibility date. The parties specifically understand and agree that, other than the foregoing, Zoomcar shall have no further obligations with respect to compensation to the Investor arising from the RRA, all of which obligations shall be deemed fully and finally satisfied. The Parties further understand and agree that Company’s obligations to Investor under this Agreement consist solely of the obligations expressly set forth under this Agreement.

Zoomcar Holdings, Inc.

Business Address: Anjaneya Techno Park, No.147, 1st Floor, HAL Old Airport Road,

ISRO Colony, Kodihalli, Bangalore KA 560008 IN | Website: www.zoomcar.com

4. Comprehensive Release: Upon issuance and receipt of the Settlement Warrants, the Investor, on behalf of itself and its affiliates, successors, assigns, shareholders, officers, directors, partners, members, managers, employees, representatives, and agents (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases, waives, and forever discharges the Company, its direct and indirect subsidiaries, and each of its past and present affiliates, predecessors, successors, assigns, shareholders, officers, directors, employees, attorneys, representatives, and agents (collectively, the “Released Parties”) from any and all claims, demands, rights, obligations, causes of action, liabilities, and damages of any kind whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, arising out of or relating to non-compliance as per Section 2.4 of the RRA and any associated rights to liquidated damages.

The Releasing Parties expressly waive any and all rights that might otherwise limit the scope of this release to matters known or suspected to exist at the time of execution. Without limiting the generality of the foregoing, the Releasing Parties understand and acknowledge that this release is intended to and does extend to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, and that they knowingly and voluntarily waive any common law protections under Delaware law or any other applicable law that might otherwise restrict the scope of this general release to known claims. The Releasing Parties further acknowledge that they may later discover facts in addition to or different from those they now know or believe to be true, and that this release shall remain in full force and effect in all respects notwithstanding the discovery or existence of any such additional or different facts.

5. No Admission of Liability: This Agreement is made in compromise of disputed claims and shall not be construed as an admission of liability, wrongdoing, or legal obligation by either party.

6. Entire Agreement: This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

7. Fees & Costs: The Parties shall bear their own attorney’s fees, expenses and costs arising out of the subject matter of this Agreement, and in connection with the negotiation, drafting, and execution thereof.

8. Survival; Termination: The representations, warranties and covenants of the respective parties shall survive the consummation of the transactions herein until the expiration of the applicable statute of limitations. This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, successors, assigns, employees, officers, directors and shareholders.

Zoomcar Holdings, Inc.

Business Address: Anjaneya Techno Park, No.147, 1st Floor, HAL Old Airport Road,

ISRO Colony, Kodihalli, Bangalore KA 560008 IN | Website: www.zoomcar.com

9. Governing Law: This Agreement shall in all respects be interpreted, enforced, and governed exclusively under the substantive law of the State of New York, without regard to any choice of law principles that would require the application of the laws of any jurisdiction other than the State of New York. Any and all claims or actions relating to or arising out of this Agreement shall be venued in a court located in New York County, and the Parties agree and consent to submit to personal jurisdiction in any court located in New York County and hereby waive any objection on grounds of improper venue or forum non conveniens in connection therewith.

Please confirm your agreement with the above terms by signing below.

Sincerely,

Deepankar Tiwari
Chief Executive Officer, Zoomcar

Accepted and Agreed:

On behalf of Investor

Authorised Signatory
Date: _______________